Exhibit 99.1

Athira Pharma Announces Appointment of Kelly A. Romano

to its Board of Directors

SEATTLE, Dec. 14, 2020 — Athira Pharma, Inc. (NASDAQ: ATHA), a late clinical-stage biopharmaceutical company focused on developing small molecules to restore neuronal health and stop neurodegeneration, today announced the appointment of Kelly A. Romano to its Board of Directors. Ms. Romano is the Founder and Chief Executive Officer of BlueRipple Capital, LLC, a consultancy firm for global technology companies.

“As we expanded our Board, we sought a candidate who would help us best serve shareholders as we work towards making new treatments available for patients through the continued advancement of our Phase 2/3 clinical studies for ATH-1017 in Alzheimer’s disease,” said Leen Kawas, Ph.D., President and Chief Executive Officer at Athira. “Kelly has a track record of operational success and an aptitude for understanding growing companies as we continue to drive the business forward.”

Ms. Romano brings over 30 years of executive operating experience in technology, with a background in commercial buildings and aerospace. In addition to her role at BlueRipple Capital, LLC, Ms. Romano is an Operating Partner at AE Industrial Partners. Previously, she spent 32 years working at United Technologies Corp. (UTC) in various positions of increasing responsibility, most recently as President of Intelligent Building Technologies in UTC Building & Industrial Systems. Ms. Romano is also a member of several boards of directors, including UGI Corporation and Dorman Products, Inc., and is co-chair of the board of directors at Potter Electric Signal. Ms. Romano holds a bachelor's degree in business administration from the State University of New York at Buffalo, an MBA degree from Syracuse University, and is a graduate of the Northwestern University Kellogg School of Management's Corporate Board Governance Executive Program, as well as senior executive programs at Darden School of Management, University of Virginia.

Ms. Romano commented, “I am honored to be joining Athira’s Board to leverage my experience with business and technology as the company recruits for its ongoing clinical trials of ATH-1017. I strongly support Athira’s critical mission to develop therapies that have potential to benefit patients with neurodegenerative disease, a space where treatment options are limited."

About ATH-1017

ATH-1017 is a small molecule therapeutic specifically designed to enhance the activity of Hepatocyte Growth Factor (HGF) and its receptor, MET, which are expressed in normal central nervous system function, in order to impact neurodegeneration and regenerate brain tissue. In addition to Alzheimer’s disease, ATH-1017 is designed to address the broader dementia population, including Parkinson’s disease dementia. Athira’s completed Phase 1a/b clinical trials of ATH-1017 for the treatment of Alzheimer's disease established that the treatment was generally well tolerated at all tested doses. Measures evaluating brain function with quantitative electroencephalogram (qEEG) also produced a strong suite of translational data. Additionally, a statistically significant improvement in Event-Related Potential (ERP) P300 latency, an objective measure of working memory processing speed, was noted in patients with Alzheimer’s disease following multiple dose treatments with ATH-1017 compared with those receiving placebo.

About Athira Pharma, Inc.

Athira, headquartered in Seattle, is a late clinical-stage biopharmaceutical company focused on developing small molecules to restore neuronal health and stop neurodegeneration. We aim to provide rapid cognitive improvement and alter the course of neurological diseases with our novel mechanism of action. Athira is currently advancing its lead therapeutic candidate, ATH-1017, a novel small molecule for Alzheimer’s disease and Parkinson’s disease dementia. For more information, visit www.athira.com. You can also follow Athira on Facebook, LinkedIn and @athirapharma on Twitter and Instagram.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not based on historical fact and include statements regarding ATH-1017 as a potential treatment for Alzheimer’s disease and other dementias; Athira’s platform technology and potential therapies; future development plans; clinical and regulatory objectives and the timing thereof; expectations regarding the potential efficacy and commercial potential of Athira’s product candidates, including ATH-1017; the results of Athira’s research and development efforts and Athira’s ability to advance its product candidates into later stages of development. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words and phrases such as “work towards,” “continue to,” “would,” "may," "will," "should," "expect," "plan," "believe," "intend," "pursue," and other similar expressions among others. Any forward-looking statements are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the preliminary data for Athira’s ATH-1017 product candidate from the Phase 1a/b trials will not continue or persist; cessation or delay of any of the ongoing clinical trials and/or Athira’s development of ATH-1017 may occur; future potential regulatory milestones of ATH-1017, including those related to current and planned clinical studies may be insufficient to support regulatory submissions or approval; the impact of the COVID-19 pandemic on Athira’s business; Athira’s research and development efforts and its ability to advance product candidates into later stages of development may fail; any one or more of Athira’s product candidates may not be successfully developed, approved or commercialized; adverse conditions in the general domestic and global economic markets; as well as the other risks detailed in

Athira’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof and Athira undertakes no obligation to update forward-looking statements. Athira may not actually achieve the plans, intentions, or expectations disclosed in its forward-looking statements, and you should not place undue reliance on the forward-looking statements.

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Investor & Media Contact:

Julie Rathbun

Julie.rathbun@athira.com

206-769-9219